CERTIFICATE OF INCORPORATION
                                       OF
                                 ORIONNET, INC.

                  FIRST:   The  name  of  the  Corporation  is  OrionNet,   Inc.
(hereinafter called the "Corporation").

                  SECOND: The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation's registered agent at said address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock, all of one class, having a par value of $.01 per share.

                  FIFTH: The name and mailing address of the incorporator is C. Elliott Bardsley, 1350 Piccard Drive, Rockville, MD 20850 (the "Incorporator").

                  SIXTH: The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation, and the following persons, having the indicated mailing addresses, shall serve as the directors, of the
Corporation until the first annual meeting of the stockholders of the Corporation or until successor or successors are elected and qualify:

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               Name                              Mailing Address
               ----                              ---------------
John G. Puente                                1350 Piccard Drive
                                              Rockville, Maryland  20850

Christopher J. Vizas, II                      1835 K Street, N.W., Suite 201
                                              Washington, DC  20006

C. Elliott Bardsley                           1350 Piccard Drive
                                              Rockville, Maryland  20850

                  SEVENTH: The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation. Unless and except to the extent that the by-laws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

                  EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal by-laws of the Corporation.

                  NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing contained in this Article Ninth shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  TENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provisions contained in this Certificate or Incorporation, and other provisions authorized by the laws of the State of Delaware at a time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this contained in this Certificate or Incorporation, and other provisions authorized by the laws of the State of Delaware at a time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Tenth.

                  IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly, I have hereunto set my hand this 15 day of January, 1988.

                                    /S/ C.Elliot Bardsley
                                    ------------------------
                                    C. Elliott Bardsley